Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement (Nos. 333-208198 and 333-208198-01) on Form F-3 of our report, dated February 23, 2015 (except as to notes 2, 17, 19 and 33, which are as of November 24, 2015), relating to the consolidated financial statements of Canadian Pacific Railway Limited appearing in the Form 6-K dated November 24, 2015 and our report dated February 23, 2015, relating to the effectiveness of Canadian Pacific Railway Limited’s internal control over financial reporting appearing in the Annual Report on Form 40-F of Canadian Pacific Railway Limited for the year ended December 31, 2014. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Amendment No. 1 to the Registration Statement.

/s/ Deloitte LLP

Chartered Professional Accountants, Chartered Accountants

Calgary, Canada

December 7, 2015